Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000
Corrected Release
     Total deposits and net loans were misstated in the original release.

Press Release
For More Information, call: 845-482-4000

Contact: Raymond Walter, President — CEO	For Release
February 14, 2007
Company Press Release
Jeffersonville Bancorp Announces Fourth Quarter and Full Year 2006 Earnings and Declares Quarterly Dividend
Jeffersonville Bancorp, Inc. (NASDAQ — JFBC) announced today fourth quarter net income after taxes of $1,412,000 ($0.33 earnings per share) compared to $1,560,000 ($0.35 earnings per share) for the fourth quarter of 2005. Earnings for the fourth quarter of 2005 included a gain from the sale of our credit card portfolio of $234,000. Earnings for the full year, 2005 were $5,725,000 ($1.29 earnings per share) compared to $4,943,000 ($1.13 earnings per share) for 2006.
A cash dividend in the amount of twelve cents ($0.12) on the common stock of the company was declared at the February 13, 2007 meeting of the Board of Directors. The dividend is payable on March 1, 2007 to stockholders of record at the close of business on February 20, 2007.
Total assets as of December 31, 2006 were $397,291,000 an increase of $9,948,000 or 2.57% from December 31, 2005. Deposits increased $12,977,000 or 4.16% to $325,073,000 during the same period while net loans increased by $6,598,000 or 2.74% to $247,244,000.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.